(Vesta Insurance Group, Inc. Letterhead)

TO:                     Directors and Executive Officers of Vesta Insurance Group, Inc.

FROM:               Norman Gayle

DATE:                July 12, 2005

RE:                     Notice of Blackout Period with Respect to Trading of Vesta Insurance Group, Inc. Equity Securities

      J. Gordon Gaines, Inc., which sponsors the J. Gordon Gaines, Inc. Retirement Savings Plan (the "Plan"), recently learned that the number of shares of Vesta Insurance Group, Inc. ("Vesta") common stock that have been acquired by the Plan and allocated to participants' accounts exceeds the number of shares that are subject to the registration statement on Form S-8 (originally filed with the Securities and Exchange Commission on July 1, 1994) covering such transactions. For this reason, the plan administrator decided to temporarily eliminate the ability of participants to invest in Vesta Stock. This period during which participants cannot purchase Vesta Stock on behalf of their Plan accounts is called a "blackout period." The blackout period began on July 12, 2005 and is expected to end once Vesta files a new registration statement on Form S-8 covering additional purchases by the Plan. The registration statement filing will be made as soon as Vesta restates certain of its financial statements (as previously disclosed in Exhibit 99.1 to the Company's Form 8-K that was filed with the Securities and Exchange Commission on June 3, 2005) and becomes current in its periodic reporting requirements under the Securities Exchange Act of 1934. The Company anticipates that these filings will be made on or before the calendar week beginning November 7, 2005.

      Since during the blackout period new contributions to the Plan and existing account balances that are not currently invested in Vesta Stock cannot be invested in Vesta Stock, the securities laws prohibit you, as a director or an executive officer of Vesta, from purchasing, selling, or otherwise acquiring or transferring certain equity securities of Vesta during the blackout period. This prohibition applies only to equity securities of Vesta that you have acquired in connection with your service or employment as a director or an executive officer (e.g., if an executive officer holds Vesta Stock in his Plan account, he cannot transfer the Vesta Stock to another investment until the blackout period ends). Select transactions are exempt from this prohibition, including, but not limited to, purchases of Vesta securities pursuant to non-discriminatory dividend reinvestment plans and certain automatic, non-discretionary transactions within employee benefit plans.

      It is important to note that any securities you sell or otherwise transfer during the blackout period automatically will be treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and such identification is consistent with your treatment of the securities for tax purposes and other disclosure and reporting requirements.

      The foregoing restrictions and limitations are in addition to those contained in Vesta's insider trading policy, which prohibits you from engaging in transactions with respect to Vesta's equity securities until Vesta becomes current in its periodic reporting requirements under the Securities Exchange Act of 1934.

      This notice is provided to you pursuant to the requirements of Rule 104 of Regulation BTR promulgated under the Securities Exchange Act of 1934 and Section 306(a) of the Sarbanes-Oxley Act of 2002.

      If you have any questions concerning either this notice or the blackout period, please contact Jay Morrow, by telephone at (205) 970-7000, by email at jmorrow@vesta.com, or by mail at Vesta Insurance Group, Inc., 3760 River Run Drive, Birmingham, Alabama 35243.